Exhibit 10.6

FORM OF FUEL DISTRIBUTION AGREEMENT

THIS FUEL DISTRIBUTION AGREEMENT (this “Agreement”) made and entered into on            , 2015 (the “Effective Date”) between GPM PETROLEUM, LLC, a Delaware limited liability company (“Supplier”), having its principal place of business at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227 and GPM MIDWEST, LLC, a Delaware limited liability company (“Purchaser”), having its principal place of business at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227.

WITNESSETH

Supplier is engaged in the sale and distribution of branded and unbranded gasoline (all grades), diesel fuel, ethanol, biodiesel and kerosene (the “Product”). Purchaser desires Supplier to be the exclusive supplier of the Product for the forty-two (42) Road Ranger convenience stores and gasoline facilities operated by Purchaser and its subsidiaries on the date hereof (the “Stations”). Purchaser desires to purchase the Product from Supplier, and Supplier desires to sell the Product to Purchaser, subject to the terms and provisions of this Agreement.

Supplier and GPM Investments, LLC, a Delaware limited liability company (“GPM”), have entered into a fuel distribution agreement of even date herewith (the “GPM Distribution Contract”) in which Supplier and GPM agree, among other things, that Supplier shall supply Product to GPM pursuant to the terms and conditions therein.

Supplier, Village Pantry, LLC, a Delaware limited liability company, and Colonial Pantry Holdings, LLC, a Delaware limited liability company (jointly and severally, “GPM Midwest”) have entered into a fuel distribution agreement of even date herewith (the “GPM Midwest Distribution Contract,” and, together with this Agreement and the GPM Distribution Contract, the “GPM Distribution Contracts”) in which Supplier and GPM Midwest agree, among other things, that Supplier shall supply Product to GPM Midwest pursuant to the terms and conditions therein.

In consideration of the mutual promises herein contained, Supplier agrees to sell and Purchaser agrees to purchase, receive and pay for Product of the kind and in the quantities and under the terms and conditions specifically set forth below.

1. Exclusive Supplier.

(a) During the term of this Agreement, Supplier shall be the exclusive supplier of the Product to be sold from the Stations, and Purchaser and those individuals or entities approved by Supplier in Supplier’s reasonable discretion who will operation the Stations (if any) (“Dealers”) shall sell from the Stations only the Product supplied by Supplier, subject to Section 2(c). Supplier hereby agrees to supply Purchaser with such grades and quantities of the Product as Purchaser shall order, excepting interruptions covered in Section 11. The Product to be supplied initially shall be unbranded fuels.

(b) Purchaser expressly covenants and agrees that, during the term of this Agreement and except as otherwise provided herein, neither Purchaser nor its Dealers will obtain Product for the Stations from any source other than Supplier and will not deliver Product purchased hereunder to any location other than the Stations. In the event of a breach of the foregoing covenant, in addition to any other right or remedy afforded to Supplier under this Agreement or under any applicable law, statute or regulation, (i) Supplier and Purchaser acknowledge and agree that it would be extremely difficult to accurately determine the amount of damages suffered by Supplier as a result of such breach and (ii) Purchaser further agrees that money damages may not be a sufficient remedy for any breach of the foregoing covenant, and that Supplier also shall be entitled to seek specific performance, injunctive relief or other equitable relief as a remedy for any such breach without the necessity of posting a bond or other security, except as may be expressly mandated under any applicable federal or state statute. Each of the foregoing remedies shall be in addition to and not in lieu of or at the exclusion of any and all other remedies available to Supplier under this Agreement or at law or equity.

(c) A Station shall be automatically removed from this Agreement in the event that (i) Purchaser closes such Station, (ii) Purchaser’s lease for such Station terminates or expires for any reason or (iii) Purchaser sells such location to a third party who is not an affiliate of Purchaser and Purchaser has not entered into an agreement to supply Product to such Station; provided that, in the case of this Section 1(c)(iii), consent of the Supplier is required to remove such Station from this Agreement unless (x) Purchaser has agreed to substitute one or more locations as Stations(s) which will require the supply of no less than equivalent volume of Product within [●] months of such sale or (y) such sale does not cause the decrease in the aggregate volume of Product sold at Stations under the GPM Distribution Contracts (such volume of Product with respect to each sold Station to be calculated as of the prior full 12 month period preceding such sale) to exceed 10% of the aggregate volume of Product sold by Supplier under the GPM Distribution Contracts during the full 12 month period preceding the sale in question.

2. Volume Commitments.

(a) Commencing with the full month following the Effective Date and during the term of this Agreement, unless terminated by Purchaser per Section 10, the quantity of Product covered by this Agreement shall be all of Purchaser’s requirements for the Stations.

(b) Notwithstanding the foregoing, during any period of this Agreement for which the amount of any such Product that Supplier is required to supply to Purchaser is prescribed by government rules, regulations or orders, the quantity of such Product to be supplied by Supplier to Purchaser covered hereby shall be the quantity so prescribed instead of the quantity described in Section 2(a) above.

(c) In the event that Supplier is unable to distribute all motor fuel volumes that Purchaser desires to purchase from the Supplier, Purchaser may purchase from third parties its requirements of any motor fuel volumes in excess of the amounts of such motor fuel supplied by the Supplier.

3. Delivery and Risk of Loss. Deliveries of Product shall be made at Purchaser’s sole expense f.o.b. at the terminals or other delivery points selected by Purchaser. If any of the Stations are operated by Dealers on a non-consignment basis, Purchaser shall arrange for transportation of Product and title to, and risk of loss of, all Product delivered at a terminal shall pass from Supplier to Purchaser when such Product is loaded on the transport trucks of Purchaser or Purchaser’s common carrier. If the Product is being delivered by Supplier to Purchaser directly or through Supplier’s hired common carrier, which shall occur in all cases in which Purchaser operates a Station or sells Product at such Station on a consignment basis, then title to, and risk of loss of, all Product delivered at the Stations shall pass from Supplier to Purchaser when such Product is placed in the tank at the Stations. Additionally, if Products are delivered through Supplier’s common carrier, in addition to the Product costs set forth in Section 4 below, Purchaser shall pay to Supplier the actual cost of freight to the Stations after all discounts and rebates are applied, with such payment due to Supplier in accordance with Section 5. Purchaser shall strictly comply with all applicable rules and regulations of terminals and facilities at which Purchaser receives Product from Supplier.

4. Product Cost. Purchaser shall pay Supplier the Rack Price, as hereinafter defined, for its purchases of the Product, plus (i) all applicable taxes, fees and governmental surcharges, and (ii) four and one-half cents ($0.045) per gallon. The term “Rack Price” shall mean the posted rack price of the branded fuel supplier or unbranded seller of such Product, as applicable, in effect at the terminal of origin for its wholesalers as of the time and date of delivery to Purchaser; provided that in the case of Product purchased from Road Ranger, L.L.C., the “Rack Price” shall mean the “Gasoline Cost” or “Bio Cost,” as each such term is defined in that certain Road Ranger Fuel Supply Agreement between Purchaser and Road Ranger, L.L.C., dated as of [                    ], as of the time and date of delivery to Purchaser. Purchaser shall retain and be entitled to (x) any prompt payment discounts and (y) all other discounts or rebates for all Stations, as offered by the branded fuel supplier (or any unbranded supplier) and earned by Supplier or any other discounts allowed by law and Supplier shall make its payments to its suppliers in a manner that maximizes such discounts and rebates; it being understood that Purchaser’s ability to receive such discounts and rebates was material in Purchaser’s agreement to agree to the payment terms herein. All prices charged by Supplier are subject to the provisions of applicable law. It is agreed that any duty, tax, fee or other charge which Supplier may be required to collect or pay under any municipal, state, federal or other laws now in effect or hereafter enacted with respect to the production, manufacture, inspection, transportation, storage, sale, delivery or use of the Product covered by this Agreement shall be added to the prices to be paid by Purchaser for Product purchased hereunder.

5. Credit, Payment and Credit Cards.

(a) With respect to all amounts owed to Supplier hereunder, Purchaser shall pay Supplier via electronic funds transfers (“EFT”), which EFTs shall be activated by Supplier in accordance with this Section 5(a):

(i) Except as provided in Section 5(a)(ii), Purchaser shall pay all amounts due to Supplier five (5) days from the date of the applicable invoice from Supplier, including the amounts due in accordance with Sections 3 and 4. Any EFT will be activated by Supplier on the bank and account designated by Purchaser. The amount drafted will be the total charges due and payable by Purchaser for the Product and the applicable freight.

(ii) Purchaser shall also pay for taxes and any other charges and fees associated with the sales of the Product, with such payment to be made by EFT at such times as to be concurrent with Supplier’s applicable payment due date for such taxes (which the parties agree may be on a deferred payment date if permitted by the applicable jurisdiction) or other charges and fees.

(iii) Any money owed by Purchaser to Supplier after the due date shall bear interest at the rate of the lesser of 1% per month (12% annual percentage rate) or the maximum interest rate permitted by law.

(b) All bills and statements rendered to Purchaser by Supplier during any month shall conclusively be presumed to be true and correct after sixty (60) days following the end of any such month, unless within such sixty (60) day period Purchaser delivers to Supplier written exception thereto setting forth the item or items questioned and the basis therefor. Time is of the essence in Purchaser’s complying with this provision. Notwithstanding the foregoing, Purchaser hereby acknowledges and agrees that, with respect to deliveries made at any terminal to Purchaser’s transport trucks or common carrier, the amount of Product purchased as stated by the terminal shall be deemed to be accurate.

(c) Unless restricted by a Product brand, Purchaser may arrange for its own credit card processing. If any of the Product sold at a Station is branded, Purchaser shall be bound by all of the terms and conditions of any branded fuel supplier’s credit card guide, as amended from time to time, including but not limited to the requirement to accept and honor for processing all credit cards identified in such credit card guide. To the extent Supplier receives credit card receipts for the Stations, Supplier shall, subject to Section 5(e), remit such receipts to Purchaser via EFT on a daily basis; provided that, Purchaser shall be solely responsible for credit sales tickets not evidencing deliveries of products or services authorized by the credit card guide, those which are not completed in accordance with the requirements thereof and other chargebacks and in such event, the value of such credit sales tickets shall immediately become due and owing to Supplier and may be deducted from subsequent EFTs of credit card receipts from Supplier to Purchaser. Purchaser and Supplier agree that all credit card sales at the Stations shall be made pursuant to the branded fuel supplier’s required point of sale system for processing credit cards and Purchaser shall bear the expense of the credit card fees for such sales.

(d) Purchaser hereby represents and warrants to Supplier that the sale of petroleum and other products at the Stations is and will be in compliance with the Payment Card Industry (“PCI”) data security standards, as such standards are in effect from time to time. Purchaser hereby agrees to indemnify and hold harmless Supplier from any breach of such PCI standards by Purchaser during the term of this Agreement.

(e) Supplier shall have the right, but not the obligation, to offset any indebtedness owed by Supplier to Purchaser against any indebtedness owed by Purchaser to Supplier, whether arising from the receipt of credit card proceeds or otherwise.

6. Marketing and Advertising; Handling of the Product; Maintenance.

(a) Purchaser agrees to market the Product under the brands, trade names and trademarks established for the Product, and not to sell the petroleum products of other branded fuel suppliers during the term of this Agreement, except as permitted hereby. Purchaser agrees that Purchaser shall maintain the Stations in strict compliance with each applicable brand’s image standards, as such standards are changed from time to time during the term of this Agreement. Purchaser acknowledges that such trademarks are owned by or used by the applicable branded fuel supplier, which retains the right, subject to requirements of law, to withdraw these from Purchaser at any time notwithstanding any request or demand by Supplier to the contrary. Subject to the approval of the applicable branded fuel suppliers, Supplier grants to Purchaser the non-exclusive right to use such Supplier’s proprietary marks in connection with the advertising, marketing, and resale of the branded Product purchased from Supplier under this Agreement. Purchaser agrees that, with respect to any Station where it sells branded Product, petroleum products of other branded suppliers or unbranded products will not be sold by Purchaser at such Station under the applicable branded supplier’s proprietary marks.

(b) Purchaser shall be responsible for the handling and marketing, including all point of sale materials, of the Product, including charges therefor, and shall comply with all requirements of any governmental agency and the branded fuel supplier with respect thereto. Purchaser shall not allow or permit any Product sold hereunder to be mislabeled, misbranded or contaminated by mixture or adulteration with any other motor fuel, if applicable, or with any other material. This includes contamination by water. Supplier shall not be liable, nor shall Supplier reimburse any customer of Purchaser for any damages, repairs or losses that result from contaminated gasoline dispensed into a vehicle by Purchaser or Purchaser’s agents, representatives, or employees. Purchaser covenants and agrees that all petroleum products to be sold at the Stations will be provided by Supplier hereunder, and no petroleum products to be sold at the Stations will be provided by any other supplier.

(c) Purchaser is solely responsible for all exterior maintenance and all interior maintenance at the Stations, including, without limitation, the maintenance and replacement of the underground storage tanks, subsurface systems, dispensing equipment and consoles and all other equipment associated with the sale of the Product at the Stations, the maintenance of the lights on the canopy and identification sign effect.

7. Branding; Rebranding; Amortization of Costs of Improvements.

(a) Subject to Purchaser’s approval, Supplier shall have the right to substitute the current branded fuel supplier trademarks for trademarks owned or controlled by any other major fuel supplier. In the event of such substitution at the request of Supplier, Supplier undertakes to arrange for and bear the cost, if any, of the replacement of such signs, symbols, and similar indicia which must be replaced as a consequence of such substitution and any other cost or expense related to such substitution and Supplier shall bear any penalties or costs, including, but not limited to, image repayment or recapture obligation as the result of debranding such Station (all of the foregoing, collectively “Supplier-Initiated Rebranding Costs”).

(b) Purchaser may at any time request to substitute the current branded fuel supplier trademarks for trademarks owned or controlled by any other major fuel supplier or to become unbranded at any Station. In the event of such substitution at the request of Purchaser, Purchaser undertakes to arrange for and bear the cost, if any, of the replacement of such signs, symbols, and similar indicia which must be replaced as a consequence of such substitution and any other cost or expense related to such substitution and Purchaser shall bear any penalties or costs, including, but not limited to, image repayment or recapture obligation as the result of debranding such Station.

(c) Upon termination, nonrenewal, or expiration of this Agreement or prior thereto upon demand by a branded supplier, Purchaser’s right to use the proprietary marks of such branded fuel supplier will terminate, and Purchaser shall discontinue the posting, mounting, display or other use of such branded fuel supplier’s proprietary marks. In the event that Purchaser fails to do so to the satisfaction of such branded supplier or Supplier, subject to applicable law, the branded fuel supplier and Supplier (i) shall have the right to cause any and all signage, placards, and other displays bearing the proprietary marks to be removed from the Stations; and (ii) shall have the right to use any means necessary to remove, cover or obliterate the proprietary marks, including entry to the Stations to do so. In the event the branded fuel supplier or Supplier take any such action hereunder, Purchaser shall bear all costs and expenses thereof, including without limitation the costs of removing, obliterating, or covering the proprietary marks.

(d) Purchaser shall be entitled to all rebranding and image enhancement incentives, including, but not limited to, incentives related to (i) the conversion of retail sites into branded sites, (ii) the demolition of retail sites and (iii) the construction of branded sites (collectively with clauses (i) and (ii), “Branding Costs”) offered by any branded fuel supplier. Purchaser shall repay to Supplier, upon written demand of Supplier, (i) any unamortized Branding Costs, (ii) any unamortized renewal incentive reimbursements, including, but not limited to, payments made pursuant to (x) any promissory notes issued by Supplier to a branded fuel supplier, (iii) any penalties pertaining to the failure to meet image requirements and guidelines, including, but not limited to, attorney’s fees and (iv) any costs related to signage removal and site de-branding other than Supplied-Initiated Rebranding Costs, including, but not limited to, attorney’s fees. Supplier shall maintain records indicating the total amount due and owing from Purchaser with respect hereto and shall, upon written request by Purchaser, provide Purchaser with copies of such records.

8. Environmental Matters.

(a) Purchaser hereby represents and warrants that it is and its Dealers are and will at all times be in compliance with all requirements imposed by any law, rule, regulation, or order of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority in effect and applicable to the Stations and the operation of Purchaser’s and Dealer’s business at the Stations which relate to (i) pollution or protection of the air, surface water, ground water or land; (ii) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (iii) exposure to hazardous or toxic substances; and (iv) regulation of the manufacture, processing, distribution in commerce, use, or storage of chemical substances.

(b) If any Product spill, leak or release occurs at the Stations in connection with Purchaser’s or Dealer’s operation thereof or otherwise, or if any representation and warranty in Section 8(a) should cease to become true at any time during the term of the Contract, Purchaser shall immediately (i) notify the appropriate governmental authorities, (ii) take such action as required by the governmental authority having jurisdiction, to clean up the spill, leak or release or other contamination and prevent further damage and (iii) notify Supplier of such actions. If

Supplier incurs any loss due to the environmental condition of the Stations or the environmental damage caused by Purchaser or any Dealer in the operation of their business (including natural resources damages, penalties for noncompliance or costs incurred in complying with environmental laws), Purchaser shall pay Supplier on demand the amount of any such losses and costs. This remedy is in addition to Supplier’s other remedies and indemnities under this Agreement or at law.

(c) Purchaser shall be responsible for compliance with all regulations relating to inventory controls maintenance of all underground storage tanks, and Purchaser shall measure the inventory of all underground storage tanks daily by tank sticking (on a per grade basis) or other industry-accepted measurement technique, and reconcile the measured inventory with meter readings daily. Purchaser shall keep a daily log of all underground storage tank inventory readings at the Stations and all other government mandated environmental records. All such records and logs shall be available for inspection by Supplier at any reasonable time.

9. Indemnification. Purchaser hereby covenants and agrees to indemnify, hold harmless, save and defend Supplier and its officers, directors, shareholders, employees, agents, representatives, affiliates and their respective successors and assigns from and against any claim, cause of action, loss, damage, liability, cost or expense, including, without limitation, reasonable attorney’s fees and expenses, made against or incurred by Supplier as a result of (i) the negligent or willful misconduct of Purchaser, Dealers, or any of their respective employees or agents, in connection with the handling, storage or sale of the Product on or from the Stations, (ii) any violation by Purchaser, Dealers, or any of their respective employees or agents, of any law, rule, regulation or ordinance now existing or hereinafter enacted, promulgated or modified with respect to the hauling, handling, storage or sale of the Product, including any environmental contamination, (iii) any defects in the equipment used by Purchaser or Dealers with respect to the transporting, storage, handling or dispensing of the Product, or (iv) any breach, default, violation, misrepresentation or breach of warranty by Purchaser in or under this Agreement or any other agreement or instrument executed by Purchaser in connection with this Agreement or the transactions contemplated herein.

10. Term. This Agreement shall be in effect for a term beginning on the Effective Date and ending on the tenth (10th) anniversary thereof, unless otherwise terminated by Purchaser as provided herein.

11. Force Majeure.

(a) Notwithstanding anything to the contrary in this Agreement, in the event that either party hereto is hindered, delayed or prevented by “force majeure” in the performance of this Agreement, the obligation of the party so affected shall be suspended and proportionally abated during the continuance of the force majeure condition and the party so affected shall not be liable in damages or otherwise for its failure to perform. The term “force majeure” as used herein shall mean any cause whatsoever beyond the control of either party hereto, including, but not limited to (i) act of God, flood, fire, explosion, war, riot, strike and other labor disturbance; (ii) failure in, or inability to obtain on reasonable terms, raw materials, finished products, transportation facilities, storage facilities and/or manufacturing facilities; (iii) diminution, nonexistence or redirection of supplies as a result of compliance by the branded fuel supplier, voluntary or otherwise, with any request, order, requisition or necessity of the government or any governmental officer, agent or representative purporting to act under authority, or with any governmental or industry rationing, allocation or supply program; and (iv) the branded fuel supplier’s inability to meet the demand for its products at the branded fuel supplier’s normal and usual source points for supplying Supplier, regardless of the branded fuel supplier’s reasoning for its inability to meet the demand for its products, including whether the branded fuel supplier may have been forced to divert certain supplies from such source points in order to alleviate shortages at other distribution points.

(b) Notwithstanding anything to the contrary in this Agreement, if, for any reason, any branded fuel supplier is unable to supply the requirements of all of its customers of any Product and such supply constriction affects Supplier, Supplier’s obligation while such condition exists shall, at its option, be reduced to the extent necessary in its sole judgment and discretion to apportion fairly and reasonably among Supplier’s customers the amount of product which it is able to supply. Purchaser shall not hold Supplier responsible in any manner for any losses or damages which either party may claim as a result of any such apportionment. Supplier shall not be required to make up any deficiency in any Product not delivered as a result of any such apportionment.

(c) Nothing in this Section 11 shall excuse Purchaser from making payment when due for purchases made under the Agreement.

12. Inspection of Records; Audit. Purchaser acknowledges that Supplier shall have a right to inspect Purchaser’s operation of its business and the operation of each Station’s motor fuel dispensing business, and in particular shall have a right to verify that Purchaser is complying with all its contractual obligations contained in this Agreement and is complying with all federal, state and local laws and regulations pertaining to environmental protection and trademark use. In order to verify that Purchaser is complying with all its contractual obligations and all environmental laws and trademark laws, Purchaser hereby agrees, and shall cause each Dealer to agree, that Supplier may enter Purchaser’s and Dealers’ places of business, including the Stations, for purposes of conducting an inspection and audit. As part of any inspection and audit, Supplier shall be allowed to review all records including, but not limited to, all records of purchases, deliveries, sales and inventory reconciliation. Supplier may, at any reasonable time and without prior notice, conduct a walk through and visual inspection of the Stations.

13. Relationship of the Parties. Purchaser is an independent organization with the exclusive right to direct and control its business operations, including the establishment of the prices at which products and merchandise are sold at the Stations, subject to applicable laws and regulations.

14. Waiver; Jurisdiction; etc. The failure of either party to require strict performance by the other party hereunder, or any course of dealing between the parties hereto, shall not be deemed a waiver of any of the terms or conditions of this Agreement or of any right or remedy available to either party at law or in equity. Purchaser and Supplier covenant and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its choice of law rules. This Agreement shall not be amended or modified, and no waiver of any provision hereof shall be effective, unless set forth in a written instrument duly executed by the parties hereto. This Agreement contains the entire agreement between the parties relating to the matters addressed herein and the transactions contemplated hereunder and supersedes all prior and contemporaneous negotiations, undertakings and agreements, whether written or oral, between the parties. It is hereby agreed to and understood by the parties to this Agreement that if Supplier obtains a judgment against Purchaser for breach of any provisions hereof, Supplier’s contract damages include all attorney’s fees and other litigation expenses incurred by Supplier in obtaining such judgment. This Agreement shall be binding upon, and inure to the benefit of, Supplier and Purchaser and their respective successors, assigns and legal representatives. THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, AS WELL AS THE PRIOR AGREEMENT.

15. Laws. Purchaser recognizes that it is handling hazardous substances and agrees that in receiving, storing, handling, offering for sale, selling, delivering for use, exchanging in trade or using itself Product purchased from Supplier, Purchaser and its Dealers will in all respects exercise the strictest care required by law and that it will comply with any and all applicable federal, state and local laws, ordinances, as exist now or hereinafter come into force, including, but not limited to, those governing dispensing equipment, pollution, the maximum sulfur content of fuel, the maximum reid vapor pressure of motor fuel, the oxygen content of motor fuel, the dying requirements for diesel fuel, the maximum lead content of motor fuel and the labeling of pump stands and dispensers of motor fuel, the use and labeling of product containers, the use, maintenance and labeling of product storage tanks, the prevention of spills, leaks, venting or other improper escape from product containers or storage tanks, and the method of cleanup or disposal of product which has leaked, spilled, vented or otherwise improperly escaped from containers or storage tanks. PURCHASER WILL DEFEND, INDEMNIFY AND HOLD SELLER, ITS SUCCESSORS AND ASSIGNS, HARMLESS AGAINST ALL LOSSES, CLAIMS, CAUSES OF ACTION, PENALTIES, FINES, LIABILITIES, ATTORNEYS’ FEES AND INTEREST ARISING OUT OF PURCHASER’S FAILURE TO COMPLY WITH THE PRECEDING SENTENCE, and such failure by Purchaser shall entitle Supplier to cancel this Agreement immediately as it applies to the Product affected by such failure or other products which require the same standard of care.

16. Price Regulation. Notwithstanding any other provision of this Agreement, if any state or local law, rule, regulation, or order (a) regulating the price at which Product to be sold hereunder may be sold or (b) limiting the discretion of Supplier to determine to whom it will sell such Product, becomes effective during the term of this Agreement in any state in which such Product is to be sold hereunder, Supplier shall have the right to terminate this Agreement immediately.

17. Notices. Any notice required hereunder shall be in writing and shall be hand delivered, sent by registered or certified mail or sent by overnight delivery service. The notice addresses of Supplier and Purchaser shall be their respective principal place of business as specified herein, or such other place as a party shall specify in writing to the other. Any such notices shall take effect upon hand delivery, delivery by overnight delivery service or three (3) days after the mailing thereof, as applicable.

18. Termination.

(a) This Agreement shall be terminated upon expiration of the term stated in Section 10 or as otherwise provided herein;

(b) This Agreement may be terminated by Supplier:

(i) if Purchaser becomes insolvent or commits an act of bankruptcy or takes advantage of any law for the benefit of debtors or Purchaser’s creditors, or if a receiver is appointed for Purchaser;

(ii) if Purchaser fails to perform, satisfy or discharge any term, covenant, agreement, condition, warranty, obligation or duty set forth in this Agreement and such failure continues for thirty (30) days after written notice is provided by Supplier;

(iii) under the circumstances described as causes for termination by Supplier in Section 16;

(iv) if Purchaser engages in fraud or criminal misconduct relevant to the operation of the business of the Purchaser;

(v) if possession of the Stations by Purchaser is interrupted by act of any government or agency thereof; or

(vi) if there occurs any other circumstance under which termination of a franchise is permitted under the provisions of the Petroleum Marketing Practices Act (P.L. 95-297).

(c) This Agreement may be terminated by Purchaser:

(i) if Supplier becomes insolvent or commits an act of bankruptcy or takes advantage of any law for the benefit of debtors or Supplier’s creditors, or if a receiver is appointed for Purchaser;

(ii) if Supplier fails to perform, satisfy or discharge any term, covenant, agreement, condition, warranty, obligation or duty set forth in this Agreement and such failure continues for thirty (30) days after written notice is provided by Purchaser;

(iii) if Supplier engages in fraud or criminal misconduct relevant to the operation of the business of the Supplier; or

(iv) if Purchaser and its affiliates no longer own or supply fuel to any of the Stations.

(d) Any termination of this Agreement by Supplier shall be accompanied by such notice from Supplier as may be required by law.

(e) Termination of this Agreement by either party for any reason shall not relieve the parties of any obligation theretofore accrued under this Agreement.

19. Sale or Assignment. Neither party shall assign their rights or delegate their duties under this Agreement, in whole or in part, without first receiving written consent from the other party hereto, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Supplier shall be entitled to assign this Agreement in full to GPM Petroleum LP or any wholly-owned subsidiary of GPM Petroleum LP without the prior written consent of Purchaser by providing notice to Purchaser.

20. Compliance with Laws; Severability of Provisions. Both parties expressly agree that it is the intention of neither party to violate statutory or common law and that if any section, sentence, paragraph, clause or combination of same is in violation of any law, such sections, sentences, paragraphs, clauses or combination of same shall be inoperative and the remainder of this Agreement shall remain binding upon the parties hereto unless in the judgment of either party hereto, the remaining portions hereof are inadequate to properly define the rights and obligations of the parties, in which event such party shall have the right, upon making such determination, to thereafter terminate this Agreement upon written notice to the other.

21. Warranties; Limitation of Liability.

(a) Supplier warrants that the Product supplied hereunder will conform to the promises and affirmations of fact made in its supplier’s current technical literature and printed advertisements, if any, related specifically to such product(s) and that it will convey good title to the product(s) supplied hereunder, free of all liens. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL OR IMPLIED. THE WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED AND DISCLAIMED.

(b) SUPPLIER SHALL NOT BE LIABLE FOR ANY, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES INCLUDING ANY LOSS OF PROFIT, EVEN IF SUPPLIER IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

22. Entire Agreement. This writing is intended by the parties to be a final, complete and exclusive statement of their agreement about the matters covered herein. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR WARRANTIES AFFECTING IT. No amendment or alterations to this Agreement shall have any effect unless made in writing and signed by an authorized representative of Supplier and by an authorized representative of Purchaser.

23. Operating Standards. Purchaser shall conduct the operation of its business described hereunder in a clean and safe manner and shall otherwise conduct no business which could interfere with Supplier’s sale or supply of Product or damage the goodwill of Supplier. Without limiting the foregoing, Purchaser shall fully comply with the standards of any branded fuel supplier at any Station which bears such brand.

24. Waivers. This Agreement or any modification thereof shall not be binding upon Supplier until signed on its behalf by an authorized representative of Supplier. Commencement of performance hereunder prior to signing as above stipulated in no case shall be construed as a waiver by Supplier of this requirement.

25. Attorney’s Fees. It is hereby agreed to and understood by the parties to this Agreement that if either party obtains a judgment against the other party for breach of any provisions hereof, the judgment holder’s contract damages include all attorney’s fees and other litigation expenses incurred by such judgment holder in obtaining such judgment. For the avoidance of doubt, in the event that both parties are determined to be prevailing parties as to different claims comprising the same cause of action, each party shall be entitled to recover its respective attorneys’ fees that relate to the specific claim or claims as to which such party was the prevailing party.

26. Nature of Agreement/No Third-Party Beneficiary.

(a) In consideration of the granting and execution of this Agreement, it is agreed that there shall be no contractual obligation to extend or renew the period or terms of this Agreement in any way, and the parties agree that this Agreement shall not be considered or deemed to be any form of “joint venture” or “partnership” at the Stations of Purchaser or elsewhere. This Agreement shall bind the executors, administrators, personal representatives, assigns, and successors of the respective parties.

(b) This Agreement is personal to the Purchaser and is intended for the sole use and benefit of Supplier and Purchaser. Nothing contained herein shall be deemed, interpreted, or construed to create, or express any intent to create, third-party beneficiary rights in favor of any person or entity, except for any indemnified party (or other person entitled to be indemnified pursuant to this Agreement), and Supplier and Purchaser specifically state and agree that no such intent exists.

27. Insurance. Purchaser shall obtain comprehensive general liability insurance covering operations and premises, complete operations and products liability and contractual liability, all with limits reasonably required by Supplier and consistent with past practice. The insurance will name Supplier, its officers, members, managers, and successors, assignees, subsidiaries and affiliates as an additional insured, and Purchaser shall furnish Supplier with certificates of such insurance which provide that coverage will not be canceled or materially changed prior to thirty (30) days’ advance written notice to Supplier.

28. Non-Exclusive Territory. Nothing in this Agreement grants Purchaser an exclusive territory to market and resell any petroleum products. Supplier reserves the right to market and sell, and authorize others to market and sell, petroleum products in any manner Supplier chooses, including through its own retail outlets or through designated wholesalers or other retailers.

29. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original hereof, but all of which, together, shall constitute a single agreement.

30. Successors and Assigns. This Agreement binds and benefits Purchaser and Supplier and their respective permitted successors and assigns.

31. Accord. The parties have discussed the provisions of this Agreement and find them fair and mutually satisfactory and further agree that in all respects the provisions are reasonable and of material significance to the relationship of the parties hereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

GPM PETROLEUM, LLC

By:		By:
Name:	Arie Kotler	Name:	Don Bassell
Title:	President and CEO	Title:	CFO

GPM MIDWEST, LLC

By:		By:
Name:	Arie Kotler	Name:	Don Bassell
Title:	President and CEO	Title:	CFO

[Signature Page to Fuel Distribution Agreement]